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                                                                    EXHIBIT 99.4


                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Jameson Inns, Inc.


We have audited the consolidated financial statements of Jameson Inns, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 12, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       ERNST & YOUNG LLP


Atlanta, Georgia
February 12, 1999